Exhibit 10.1

ASSIGNMENT AND BILL OF SALE

For ten dollars and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, Magnum d’Or Resources Inc., a Nevada corporation (“Magnum”), hereby sells, transfers and assigns to Sunrise Mining Corporation, a Nevada corporation that is a wholly-owned subsidiary of Magnum, all of its mining assets including but not limited to all of its mining leases, contract rights, mining joint ventures, real property, personal property, inventory, equipment, fixtures, accounts receivable, patents, tradenames, vehicles, furniture, choses in action, securities, and all other mining properties and any interest therein, known or unknown, contingent or otherwise, of any kind or nature.
FURTHER AFFIANT SAYETH NOT.

Dated: October 25, 2005	Magnum d’Or Resources Inc.

/s/ Xuguang Sun
Xuguang Sun, Chief Executive Officer and President